EXHIBIT 99.1

—FOR IMMEDIATE RELEASE—

CORPORATE CONTACTS:	MEDIA CONTACT:
Merilee Kern	Eric Goldman, Neale-May & Partners
Manager, Marketing Communications	Vice President
858-577-0206	212-213-5400x202
merilee@eDiets.com	egoldman@nealemay.com

Alison Tanner, CFA

Chief Strategist

954-360-9022

alison@eDiets.com

eDiets.com® Q1 Revenues Grow 18%

Profitable new subscriber additions lay groundwork for profitable 2005

DEERFIELD BEACH, FL April 28, 2005 — eDiets.com, Inc. (NASDAQ:DIET), a leader in leveraging the power of the Internet to bring healthy diet and fitness solutions to everyone, today announced year-over-year revenue growth of 18% for the first quarter of fiscal 2005. The growth was driven by profitable new subscriber additions that continued throughout the first quarter and into the second quarter. As a result, the company indicated that year-over-year revenue growth for fiscal 2005 is expected to exceed its previous guidance of 12 to 15% and reaffirmed its outlook of positive net income for the full year.

“During the first quarter we acquired subscribers on a profitable basis; this continues a trend that began late last year,” said David R. Humble, CEO of eDiets.com. “We are making more money per week per new subscriber, keeping new subscribers longer and converting new members at substantially higher rates than a year ago, while keeping our fixed costs in line.”

Q1 Highlights:

•	Revenues grew 18% year-over-year

•	Estimated operating margins on new subscribers after fully loaded cost allocations reached double-digit levels

•	New member volume and members at quarter-end reached record levels

•	eDiets.com acquired its two millionth paying subscriber to date

•	eDiets.com was awarded Forbes.com’s “Best of the Web” for diet and nutrition for the second year in a row

•	The company’s new Glycemic Impact diet, launched at the end of Q1, has quickly become one of its most popular diet offerings

Revenues in the first quarter of fiscal 2005 totaled $13.0 million, an increase of 18% compared to revenues of $11.1 million in the first quarter of fiscal 2004. The increase was driven by an increase in average weekly revenue per subscriber as well as double-digit growth in the average paying subscriber base. Growth in the average paying base resulted from a combination of strong new member volume and improved member retention rates. New members and ending members for the first quarter of fiscal 2005 total approximately 146,000 and 247,000, respectively; both were all-time company records. eDiets.com indicated that it expects year-over-year revenue growth in the second quarter of fiscal 2005 to match or exceed the first quarter rate.

The company’s net loss for the first quarter of 2005 totaled $3.5 million, or $0.16 per share, compared to a net loss of $3.0 million, or $0.16 per share, for the first quarter of 2004. eDiets.com had previously forecast a net loss for the first quarter of fiscal 2005. eDiets.com recognizes advertising expense at the time the advertising is run but recognizes related subscription revenue ratably over the subscription cycle, which currently averages approximately six months. As a result, the company tends to report lower profits or losses in quarters when it is investing in advertising to grow its subscriber base. Profitability in the second quarter of fiscal 2005 is expected to improve substantially compared to the first quarter of the year.

Total expenses, the largest component of which is advertising expense, were $16.5 million in the first quarter of fiscal 2005 compared to $14.1 million in the first quarter of fiscal 2004. The growth in expenses was primarily related to the company’s ability to put a larger number of advertising dollars to work in this year’s first quarter compared to the first quarter of fiscal 2004 without driving the average cost to acquire a member above year-ago levels. Quarterly advertising investments for the remainder of fiscal 2005 are expected to decline sequentially.

General and administrative expenses of $1.6 million for the first quarter of fiscal 2005 were flat after adjusting for the acquisition of eDiets Europe Ltd. in July 2004, and declined as a percentage of revenues from 13.7% in the first quarter of 2004 to 12.3% in the first quarter of 2005.

Cash used in operations during the first quarter of fiscal 2005 totaled $2.1 million compared to cash used of $0.7 million during the first quarter of fiscal 2004. Higher cash usage in the first quarter of 2005 compared to the first quarter of 2004 was primarily related to the company’s shift from quarterly upfront billing to monthly billing later in 2004. This shift negatively impacted cash flow in the first quarter of 2005 by approximately $2.5 million. Cash and cash equivalents as of March 31, 2005 totaled $6.9 million. The company’s debt totals less than $0.2 million.

Ciaran G. McCourt, president and chief operating officer of eDiets.com, noted, “Our ‘diet depot’ strategy continued to perform well for us in the first quarter, with broad based demand for the various diet and fitness plans in our portfolio. Our ability to quickly respond to developing consumer interest and launch our latest plan, the Glycemic Impact diet, is already paying dividends. Recognition of the eDiets.com brand, and of our key brand attributes of 24/7 support, diet and nutrition expertise, and personalization continues to increase. Looking forward, we will continue to segment and expand our service and product offerings, and to build upon our recent gains with respect to customer engagement and retention.”

The company will host a conference call for investors beginning at 10:30 a.m. Eastern Time on Thursday, April 28th. Participants may access the call by dialing 800-779-9469, passcode ‘eDiets.’ International participants may access the call by dialing 517-308-9010, passcode ‘eDiets.’ Alternatively, participants may access the webcast via the company’s Web site at www.eDiets.com/investors.

An audio replay will be available through Thursday, May 19, 2005. To access the replay, please dial 203-369-0022. The webcast will also remain accessible via the company’s Web site at www.eDiets.com/investors.

About eDiets.com

eDiets.com, Inc. (NASDAQ:DIET) is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” in May 2004. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com and www.eFitness.com. The company also publishes a personalized online interactive magazine, along with a family of industry-leading electronic newsletters that have an opt-in circulation base of over 13 million.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
INCOME STATEMENT DATA:
Revenues:
Membership	$10,783	$9,762	$9,452
Other revenue	2,248	1,374	1,624

Total revenues	13,031	11,136	$11,076

Cost and expenses:
Cost of revenue	1,780	1,855	1,634
Product development	708	779	524
Sales and marketing	12,424	7,260	10,367
General and administrative	1,603	1,316	1,519
Amortization of Intangibles	30	32	28
Impairment of intangible assets	—	—	54

Loss from operations	(3,514)	(106)	(3,050)

Other income, net	40	44	11

Income tax benefit	4	3	26

Net loss	$(3,470)	$(59)	$(3,013)

Loss per common share Basic & Diluted	$(0.16)	$(0.00)	$(0.16)

Weighted average common and common equivalent shares outstanding Basic & Diluted	21,311	21,076	18,480

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(2,079)	$(3,168)	$(694)
Investing	$(111)	$(540)	$(261)
Financing	$236	$746	$689

	March 31, 2005	December 31, 2004	March 31, 2004
BALANCE SHEET DATA:
Cash and cash equivalents	$6,928	$8,787	$6,001
Total assets	18,709	20,140	14,718
Deferred revenue	5,728	5,844	4,108
Long-term debt (excluding capital leases)	—	—	—
Stockholders' equity	2,104	5,296	3,689